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                                                                     Exhibit 5.1

                              September 19, 2000

Efficient Networks, Inc.
4849 Alpha Road
Dallas, TX 75244

     Re:     Registration Statement on Form S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about September 19, 2000 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of an additional 2,550,000 shares of your Common Stock reserved for issuance under the 1999 Nonstatutory Stock Option Plan (the "1999 Plan"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of such Common Stock under the Plan.

     It is our opinion that, when issued and sold in the respective manners referred to in the Plan and pursuant to the agreements which accompany the Plan, the Common Stock issued and sold thereby will be legally and validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any amendments thereto.

                                      Sincerely,


                                      WILSON SONSINI GOODRICH & ROSATI
                                      Professional Corporation

                                      /s/ Wilson Sonsini Goodrich & Rosati, P.C.